Exhibit 99.1

Contact: John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

ANNOUNCES 100% INCREASE IN QUARTERLY CASH DIVIDEND

NAPLES, FLORIDA (September 23, 2004) Health Management Associates, Inc. (NYSE: HMA) announced today that its Board of Directors increased the quarterly cash dividend to $0.04 per share on HMA’s common stock, payable on November 29, 2004, to stockholders of record at the close of business on November 5, 2004. This $0.04 per share dividend rate represents a 100% increase compared to the previous quarterly dividend rate of $0.02 per share. In increasing the dividend, the Board cited both HMA’s strong operational history over a long period of time and HMA’s desire to provide shareholders with an additional opportunity for a return on their investment.

“We are very pleased that our earnings progression has allowed us to reward shareholders with an increase on their investment,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “We remain committed to the profitable growth of the Company, as we seek to deliver high-quality health care close to home for residents of non-urban communities throughout the United States.”

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 15 years of uninterrupted operating earnings growth, and upon completing its previously announced transaction to acquire the 82-bed Chester County Hospital, will operate 53 hospitals in 16 states with 7,644 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and the Company has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially as a result of these various factors.

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